Exhibit 2.1

Execution Version

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This Second Amendment to Agreement and Plan of Merger (this “Amendment”), dated as of July 25, 2022, is made by and among (a) Ventoux CCM Acquisition Corp., a Delaware corporation (“Acquiror”), Ventoux Merger Sub I Inc., a Delaware corporation (“First Merger Sub”), Ventoux Merger Sub II LLC, a Delaware limited liability company (“Second Merger Sub”) and E La Carte, Inc., a Delaware corporation (the “Company”), and amends that certain Agreement and Plan of Merger dated as of November 10, 2021, as amended by that certain amendment to agreement and plan of merger dated as of April 1, 2022, by and among Acquiror, First Merger Sub, Second Merger Sub and the Company (the “Merger Agreement”). Capitalized terms used and not defined in this Amendment have the respective meanings given to such terms in the Merger Agreement.

WHEREAS, pursuant to Section 11.10 of the Merger Agreement, the Merger Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as the Merger Agreement which makes reference to the Merger Agreement; and

WHEREAS, the parties wish to amend the Merger Agreement as described herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Amendment of Recitals. Recital number five (5) is hereby amended by deleting “$70,000,000” and replacing it with “$85,000,000”.

2. Amendment of Recitals. Recital number fourteen (14) is hereby amended and restated in its entirety as follows:

“WHEREAS, prior to the consummation of the Transactions, the Acquiror, the Sponsors, certain of the members of the Sponsors and certain former stockholders of the Company shall enter into an Amended and Restated Registration Rights Agreement in substantially the form set forth on Exhibit C (with such changes as may be agreed in writing by Acquiror and the Company) (the “Registration Rights Agreement”); and”

3. Amendment of Section 1.01. “Company Equity Awards”. The defined term “Company Equity Awards” in Section 1.01 of the Merger Agreement is hereby amended as follows:

““Company Equity Awards” means Company Options, Company RSUs and any other awards granted under the Company Stock Plans.”

4. Amendment of Section 1.01. “Company Outstanding Shares”. The defined term “Company Equity Awards” in Section 1.01 of the Merger Agreement is hereby amended and restated in its entirety as follows:

““Company Outstanding Shares” means, without duplication, (a) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time, expressed on a fully-diluted and as-converted to Company Common Stock basis, and including, without limitation, (i) the number of shares of Company Common Stock issuable upon conversion of the Company Preferred Stock and Company Convertible Notes pursuant to Section 3.01(a) and Section 3.01(b), and the exercise of Company Warrants, respectively, and (ii) the number of shares of Company Common Stock subject to unexpired, issued and outstanding Company Options and Company RSUs, in each case, as of immediately prior to the Effective Time, minus (b) (i) the total number of shares of Company Common Stock, issued or issuable in connection with the Permitted Acquisitions, (ii) Excluded Shares outstanding immediately prior to the Effective Time and (iii) the Dissenting Shares.”

5. Amendment of Section 1.01. Section 1.01 of the Merger Agreement is amended to include the following new definitions:

(a) “Company RSUs” has the meaning specified in Section 3.02(c).

(b) “Exchanged RSU” has the meaning specified in Section 3.02(c).

(c) “RSU Earnout Shares” has the meaning specified in Section 3.02(c).

6. Amendment of Section 1.01. “Company Valuation”. The defined term “Company Valuation” in Section 1.01 of the Merger Agreement is hereby amended by deleting “$800,000,000” and replacing it with “$525,000,000”.

7. Amendment of Section 1.01. “Earnout Pro Rata Portion”. The defined term “Earnout Pro Rata Portion” in Section 1.01 of the Merger Agreement is hereby amended and restated in its entirety as follows:

“(a) in the case of a holder of outstanding shares of Company Common Stock as of immediately prior to the Effective Time, a fraction expressed as a percentage equal to (i) the number of shares of Acquiror Common Stock into which such holder’s shares of Company Common Stock are converted into in accordance with Section 3.01(c)(i) (including shares issued in connection with the conversion of the Company Convertible Notes) divided by (ii) the sum of (x) the total number of shares of Acquiror Common Stock into which all outstanding shares of Company Common Stock are converted in accordance with Section 3.01(c)(i) (including shares issued in connection with the conversion of the Company Convertible Notes), plus (y) the total number of shares of Acquiror Common Stock issued or issuable upon the exercise of the Exchanged Warrants and the Exchanged Options and on settlement of the Exchanged RSUs as of immediately following the Effective Time (whether vested or unvested, and on a cash exercise basis) (the “Earnout Denominator”); and

(b)  in the case of a holder of outstanding Company Warrants, Company Options or Company RSUs (whether vested or unvested) as of immediately prior to the Effective Time, a fraction expressed as a percentage equal to (i) the number of shares of Company Common Stock issued or issuable upon the exercise of such holder’s Exchanged Warrants, Exchanged Options or Exchanged RSUs, as applicable (whether vested or unvested, on a cash exercise basis), divided by (ii) the Earnout Denominator, in each case, with such adjustments to give effect to rounding as the Company may determine in its sole discretion; provided, however, that in no event shall the aggregate Earnout Pro Rata Portion exceed 100%.”

8. Deletion of Section 1.01. “PPP”. The defined term “PPP” in Section 1.01 of the Merger Agreement is hereby deleted in its entirety.

9. Deletion of Section 1.01. “PPP Loan”. The defined term “PPP Loan” in Section 1.01 of the Merger Agreement is hereby deleted in its entirety.

10.  Amendment of Section 3.02.

(a) The title of Section 3.02 is hereby amended and restated as follows:

“Treatment of Company Options, Warrants and Company RSUs”

(b) Section 3.02 of the Merger Agreement is hereby amended to include the following new subsection (c):

“(c) At the Effective Time, by virtue of the First Merger and without any further action on the part of any party, each Company RSU to the extent then outstanding and unsettled, shall be assumed and converted into (i) a restricted stock unit covering a number of shares of Acquiror Common Stock (such award, an “Exchanged RSU”) and (ii) the contingent right to receive the applicable Earnout Pro Rata Portion of Earnout Shares (which may be zero (0)) following the Closing in accordance with Section 3.07 (the “RSU Earnout Shares”). As of the Effective Time, each such Exchanged RSU as so assumed and converted shall cover that number of shares of Acquiror Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock issuable pursuant to such Company RSU immediately prior to the Effective Time and (y) the Exchange Ratio. Except as specifically provided above, following the Effective Time, each Exchanged RSU shall continue to be governed by the same terms and conditions (including vesting and settlement terms) as were applicable to the corresponding former Company RSU immediately prior to the Effective Time. For purposes of this Agreement, “Company RSU” means a restricted stock unit in respect of shares of the Company granted pursuant to the Company Stock Plan or otherwise.

11.  Amendment of Section 3.07(d). Section 3.07(d) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“(d) Any Option Earnout Shares or RSU Earnout Shares payable to holders of unvested Exchanged Options or unvested Exchanged RSUs, as applicable, shall be subject to terms and conditions that are substantially similar to those that applied to the award of such Company Option or Company RSU immediately prior to the Effective Time (including vesting and forfeiture conditions, but taking into account any changes thereto provided for in the Company Stock Plans, in any award agreement evidencing such Company Option or Company RSU or by reason of this Agreement or the Transactions). The issuance of the Option Earnout Shares and RSU Earnout Shares will also be subject to any withholding required pursuant to applicable Law pursuant to Section 3.08.”

12.  Deletion of Section 4.07(b). Section 4.07(b) of the Merger Agreement is hereby deleted in its entirety.

13.  Amendment of Section 5.07(a). Section 5.07(a) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“(a) As of the date hereof, there is at least $174,225,000 and as of July 25, 2022, there is at least $12,800,00 invested in a trust account at Morgan Stanley (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated December 23, 2020, as amended on June 16, 2022, by and between Acquiror and the Trustee (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate or (ii) entitle any Person (other than any Acquiror Stockholder who is a Redeeming Stockholder) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus dated December 23, 2020. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Since December 23, 2020, Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement and other than pursuant to redemptions pursuant to Acquiror’s special meeting of stockholders held on June 18, 2022). As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. Following the Effective Time, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is a Redeeming Stockholder.”

14.  Amendment of Section 5.14. Section 5.14 of the Merger Agreement is hereby amended and restated in its entirety as follows:

(a) The authorized capital stock of Acquiror consists of (i) 1,000,000 shares of Acquiror Preferred Stock and (ii) 50,000,000 shares of Acquiror Common Stock. As of the date of this Agreement, (A) no shares of Acquiror Preferred Stock are issued and outstanding, (B) 21,562,500 shares of Acquiror Common Stock are issued and outstanding, (C) 17,250,000 Acquiror Warrants are issued and outstanding, (D) 6,675,000 Acquiror Private Placement Warrants are issued and outstanding and (E) rights to receive 862,500 shares of Acquiror Common Stock are issued and outstanding; provided that for clarity, as of July 25, 2022, 5,567,518 shares of Acquiror Common Stock are issued and outstanding. All of the issued and outstanding shares of Acquiror Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. All outstanding Acquiror Units, shares of Acquiror Common Stock, Acquiror Warrants and Acquiror Private Placement Warrant (1) were issued in compliance in all material respects with applicable Law and (2) were not issued in breach or violation of any preemptive rights or Contract.

15.  Amendment of Section 7.13. Section 7.13 of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Except as otherwise agreed in writing by the Company and Acquiror prior to the Closing, and conditioned upon the occurrence of the Closing, subject to any limitation imposed under applicable Laws and Nasdaq listing requirements, Acquiror shall take all actions necessary or appropriate to cause (a) the Acquiror Board to consist of seven (7) directors, divided into three (3) classes, designated Class I, II and III, with Class I consisting of two (2) directors with an initial term that expires in 2023, Class II consisting of two (2) directors with an initial term that expires in 2024, and Class III consisting of three (3) directors with an initial term that expires in 2025 and (b) the individuals set forth on Schedule 7.13 to be elected as members of the Acquiror Board, effective as of the Closing. On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to the Company with the individuals set forth on Schedule 7.13, which indemnification agreements shall continue to be effective following the Closing.”

16.  Amendment of Section 10.01(b). Section 10.01(b) of the Merger Agreement is hereby amended by deleting “August” and replacing it with “December”.

17.  Amendment of Section 11.02(b). Section 11.02(b) of the Merger Agreement is hereby amended by deleting “816 Hamilton Street Redwood City, CA 94063” and replacing it with “985 Industrial Road San Carlos, CA 94070”.

18.  Valid Amendment. This Amendment is made in accordance with Section 11.10 of the Merger Agreement and constitutes an integral part thereof.

19.  Confirmation, Ratification and Entire Agreements. Except as expressly amended and modified herein, the Merger Agreement shall continue in full force and effect, and the parties hereby ratify and confirm the Merger Agreement as hereby amended. All references to the Merger Agreement in any document, instrument, agreement, or writing delivered pursuant to the Merger Agreement (as amended hereby) shall hereafter be deemed to refer to the Merger Agreement as amended hereby. The Merger Agreement (as amended hereby), the Confidentiality Agreement and any other documents, instruments, and agreements among the parties as contemplated by or referenced in the Merger Agreement comprise the complete and exclusive agreement between the parties regarding the subject matter of this Amendment, and supersede all oral and written communications, negotiations, representations or agreements in relation to that subject matter made or entered into before the date hereof.

20.  Miscellaneous. Sections 11.01 (Waiver), 11.02 (Notices), 11.03 (Assignment), 11.04 (Rights of Third Parties), 11.05 (Expenses), 11.06 (Governing Law), 11.07 (Captions; Counterparts), 11.10 (Amendments), 11.11 (Severability), 11.12 (Jurisdiction; WAIVER OF TRIAL BY JURY), 11.13 (Enforcement) and 11.14 (Non-Recourse) of the Merger Agreement are incorporated herein by reference, mutatis mutandis. Upon the effectiveness of this Amendment, each reference in the Merger Agreement to “this Agreement,” “hereunder,” “herein,” “hereof” or words of like import referring to the Merger Agreement shall mean and refer to the Merger Agreement as amended by this Amendment.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered on the date first set forth above.

VENTOUX CCM ACQUISITION CORP.

By:	/s/ Edward Scheetz
Name:	Edward Scheetz
Title:	Chief Executive Officer

VENTOUX MERGER SUB I INC.

By:	/s/ Edward Scheetz
Name:	Edward Scheetz
Title:	Chief Executive Officer

VENTOUX MERGER SUB II LLC

By:	/s/ Edward Scheetz
Name:	Edward Scheetz
Title:	Chief Executive Officer

E LA CARTE, INC.

By:	/s/ Rajat Suri
Name:	Rajat Suri
Title:	Chief Executive Officer

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